EXHIBIT 99.1

KRAFT FOODS INC. and SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2004 and 2003, and for Each of the

Three Years in the Period Ended December 31, 2004

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars)

	2004	2003
ASSETS
Cash and cash equivalents	$282	$514
Receivables (less allowances of $118 in 2004 and $114 in 2003)	3,541	3,369
Inventories:
Raw materials	1,367	1,375
Finished product	2,080	1,968
	3,447	3,343

Deferred income taxes	749	681
Assets of discontinued operations held for sale	1,458
Other current assets	245	217
Total current assets	9,722	8,124

Property, plant and equipment, at cost:
Land and land improvements	400	407
Buildings and building equipment	3,545	3,422
Machinery and equipment	11,892	11,293
Construction in progress	646	683
	16,483	15,805

Less accumulated depreciation	6,498	5,650
	9,985	10,155

Goodwill	25,177	25,402
Other intangible assets, net	10,634	11,477

Prepaid pension assets	3,569	3,243

Other assets	841	884

TOTAL ASSETS	$59,928	$59,285

	2004	2003
LIABILITIES
Short-term borrowings	$1,818	$553
Current portion of long-term debt	750	775
Due to Altria Group, Inc. and affiliates	227	543
Accounts payable	2,207	2,005
Accrued liabilities:
Marketing	1,637	1,500
Employment costs	732	699
Other	1,537	1,335
Income taxes	170	451
Total current liabilities	9,078	7,861

Long-term debt	9,723	11,591
Deferred income taxes	5,850	5,856
Accrued postretirement health care costs	1,887	1,894
Other liabilities	3,479	3,553
Total liabilities	30,017	30,755

Contingencies (Note 18)

SHAREHOLDERS’ EQUITY
Class A common stock, no par value (555,000,000 shares issued in 2004 and 2003)
Class B common stock, no par value (1,180,000,000 shares issued and outstanding in 2004 and 2003)
Additional paid-in capital	23,762	23,704
Earnings reinvested in the business	8,304	7,020
Accumulated other comprehensive losses (including currency translation of $(890) in 2004 and $(1,494) in 2003)	(1,205)	(1,792)
	30,861	28,932

Less cost of repurchased stock (29,644,926 Class A shares in 2004 and 13,062,876 Class A shares in 2003)	(950)	(402)

Total shareholders’ equity	29,911	28,530

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,928	$59,285

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2004	2003	2002

Net revenues	$32,168	$30,498	$29,248

Cost of sales	20,281	18,531	17,463

Gross profit	11,887	11,967	11,785

Marketing, administration and research costs	6,658	6,136	5,644

Integration costs and a loss on sale of a food factory		(13)	111

Asset impairment and exit costs	603	6	142

Losses (gains) on sales of businesses	3	(31)	(80)

Amortization of intangibles	11	9	7

Operating income	4,612	5,860	5,961

Interest and other debt expense, net	666	665	847

Earnings from continuing operations before income taxes and minority interest	3,946	5,195	5,114

Provision for income taxes	1,274	1,812	1,813

Earnings from continuing operations before minority interest	2,672	3,383	3,301

Minority interest in earnings from continuing operations, net	3	4	4

Earnings from continuing operations	2,669	3,379	3,297

(Loss) earnings from discontinued operations, net of income taxes	(4)	97	97

Net earnings	$2,665	$3,476	$3,394

Per share data:
Basic earnings per share:
Continuing operations	$1.56	$1.95	$1.90
Discontinued operations		0.06	0.06
Net earnings	$1.56	$2.01	$1.96

Diluted earnings per share:
Continuing operations	$1.55	$1.95	$1.90
Discontinued operations		0.06	0.06
Net earnings	$1.55	$2.01	$1.96

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of SHAREHOLDERS’ EQUITY

(in millions of dollars, except per share data)

	Class			Accumulated Other Comprehensive Earnings (Losses)
	A and B Common Stock	Additional Paid-In Capital	Earnings Reinvested in the Business	Currency Translation Adjustments	Other	Total	Cost of Repurchased Stock	Total Shareholders’ Equity
Balances, January 1, 2002	$—	$23,655	$2,391	$(2,436)	$(132)	$(2,568)	$—	$23,478

Comprehensive earnings:
Net earnings			3,394					3,394
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				187		187		187
Additional minimum pension liability					(117)	(117)		(117)
Change in fair value of derivatives accounted for as hedges					31	31		31
Total other comprehensive earnings								101
Total comprehensive earnings								3,495
Cash dividends declared ($0.56 per share)			(971)					(971)
Class A common stock repurchased							(170)	(170)
Balances, December 31, 2002	—	23,655	4,814	(2,249)	(218)	(2,467)	(170)	25,832

Comprehensive earnings:
Net earnings			3,476					3,476
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				755		755		755
Additional minimum pension liability					(68)	(68)		(68)
Change in fair value of derivatives accounted for as hedges					(12)	(12)		(12)
Total other comprehensive earnings								675
Total comprehensive earnings								4,151
Exercise of stock options and issuance of other stock awards		49	(129)				148	68
Cash dividends declared ($0.66 per share)			(1,141)					(1,141)
Class A common stock repurchased							(380)	(380)
Balances, December 31, 2003	—	23,704	7,020	(1,494)	(298)	(1,792)	(402)	28,530

Comprehensive earnings:
Net earnings			2,665					2,665
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				604		604		604
Additional minimum pension liability					(22)	(22)		(22)
Change in fair value of derivatives accounted for as hedges					5	5		5
Total other comprehensive earnings								587
Total comprehensive earnings								3,252
Exercise of stock options and issuance of other stock awards		58	(61)				152	149
Cash dividends declared ($0.77 per share)			(1,320)					(1,320)
Class A common stock repurchased							(700)	(700)
Balances, December 31, 2004	$—	$23,762	$8,304	$(890)	$(315)	$(1,205)	$(950)	$29,911

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2004	2003	2002

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$2,665	$3,476	$3,394

Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	879	813	716
Deferred income tax provision	41	244	278
Losses (gains) on sales of businesses	3	(31)	(80)
Integration costs and a loss on sale of a food factory, net of cash paid	(1)	(26)	91
Impairment loss on assets of discontinued operations held for sale	107
Asset impairment and exit costs, net of cash paid	493	6	128
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	23	(45)	116
Inventories	(65)	197	(220)
Accounts payable	152	(116)	(116)
Income taxes	(251)	(125)	277
Amounts due to Altria Group, Inc. and affiliates	74	169	(244)
Other working capital items	90	(167)	(330)
Change in pension assets and postretirement liabilities, net	(436)	(419)	(217)
Other	234	143	(73)
Net cash provided by operating activities	4,008	4,119	3,720

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,006)	(1,085)	(1,184)
Purchases of businesses, net of acquired cash	(137)	(98)	(122)
Proceeds from sales of businesses	18	96	219
Other	69	38	35
Net cash used in investing activities	(1,056)	(1,049)	(1,052)

See notes to consolidated financial statements.

	2004	2003	2002

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Net (repayment) issuance of short-term borrowings	$(635)	$819	$(1,036)
Long-term debt proceeds	832	1,577	3,325
Long-term debt repaid	(842)	(491)	(609)
Repayment of notes payable to Altria Group, Inc. and affiliates		(2,757)	(3,850)
(Decrease) increase in amounts due to Altria Group, Inc. and affiliates	(585)	(525)	660
Repurchase of Class A common stock	(688)	(372)	(170)
Dividends paid	(1,280)	(1,089)	(936)
Other	(20)	52
Net cash used in financing activities	(3,218)	(2,786)	(2,616)

Effect of exchange rate changes on cash and cash equivalents	34	15	1

Cash and cash equivalents:
(Decrease) increase	(232)	299	53
Balance at beginning of year	514	215	162
Balance at end of year	$282	$514	$215

Cash paid:
Interest	$633	$642	$825
Income taxes	$1,610	$1,726	$1,368

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Background and Basis of Presentation:

Background:

Kraft Foods Inc. (“Kraft”) was incorporated in 2000 in the Commonwealth of Virginia.  Kraft, through its subsidiaries (Kraft and its subsidiaries are hereinafter referred to as the “Company”), is engaged in the manufacture and sale of branded foods and beverages in the United States, Canada, Europe, Latin America, Asia Pacific and Middle East and Africa.

Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc.  On June 13, 2001, the Company completed an initial public offering (“IPO”) of 280,000,000 shares of its Class A common stock at a price of $31.00 per share.  At December 31, 2004, Altria Group, Inc. held 98.0% of the combined voting power of the Company’s outstanding capital stock and owned 85.4% of the outstanding shares of the Company’s capital stock.

On November 15, 2004, the Company announced the sale of substantially all of its sugar confectionery business for approximately $1.5 billion.  The transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 2005.  The Company has reflected the results of its sugar confectionery business as discontinued operations on the consolidated statements of earnings for all years presented.  The assets related to the sugar confectionery business were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004.  Accordingly, historical statements of earnings amounts included in the notes to the consolidated financial statements have been restated to reflect the discontinued operation.

During January 2004, the Company announced a new global organization structure, which resulted in new segments.  During the fourth quarter of 2004, following the sale of its sugar confectionery business, the Company realigned its North American segments.  The Company’s new segments, which are reflected in these financial statements and notes, are U.S. Beverages; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; U.S. Grocery; U.S. Snacks & Cereals; Europe, Middle East & Africa; and Latin America & Asia Pacific.  The new segment structure in North America reflects a shift of certain divisions and brands between segments to more closely align these businesses to consumer sectors, to provide more focus on the separate beverage and grocery businesses, and to benefit from synergies in grain based products.  Historical data have been restated to reflect the new segment structure.

Basis of presentation:

The consolidated financial statements include Kraft, as well as its wholly-owned and majority-owned subsidiaries.  Investments in which the Company exercises significant influence (20% - 50% ownership interest) are accounted for under the equity method of accounting.  Investments in which the Company has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting.  All intercompany transactions and balances between and among Kraft’s subsidiaries have been eliminated.  Transactions between any of the Company’s businesses and Altria Group, Inc. and its affiliates are included in these financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods.  Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and other intangible assets, and income taxes.  Actual results could differ from those estimates.  The Company’s operating subsidiaries report year-end results as of the Saturday closest to the end of each year.

Certain prior years’ amounts have been reclassified to conform with the current year’s presentation, due primarily to the new segment structure and the classification of the sugar confectionery business as discontinued operations.

Note 2.  Summary of Significant Accounting Policies:

Cash and cash equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets.  Machinery and equipment are depreciated over periods ranging from 3 to 20 years, and buildings and building improvements over periods up to 40 years.

Definite life intangible assets are amortized over their estimated useful lives.  The Company is required to conduct an annual review of goodwill and intangible assets for potential impairment.  Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit.  If the carrying value exceeds the fair value, goodwill is considered impaired.  The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows.  Impairment testing for non-amortizable intangible assets requires a comparison between fair value and carrying value of the intangible asset.  If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. During 2004, the Company completed its annual review of goodwill and intangible assets.  This review resulted in a $29 million non-cash pre-tax charge related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico.  A portion of this charge, $12 million, was recorded as asset impairment and exit costs on the consolidated statement of earnings.  The remainder of the charge, $17 million, is included in discontinued operations.

At December 31, 2004 and 2003, goodwill by reportable segment was as follows (in millions):

	2004	2003

U.S. Beverages	$1,293	$1,236
U.S. Cheese, Canada & North America Foodservice	5,382	5,401
U.S. Convenient Meals	1,880	1,880
U.S. Grocery	2,641	2,641
U.S. Snacks & Cereals	8,658	9,395
Europe, Middle East & Africa	5,014	4,562
Latin America & Asia Pacific	309	287
Total goodwill	$25,177	$25,402

Intangible assets at December 31, 2004 and 2003, were as follows (in millions):

	2004		2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Non-amortizable intangible assets	$10,589		$11,432
Amortizable intangible assets	96	$51	84	$39
Total intangible assets	$10,685	$51	$11,516	$39

Non-amortizable intangible assets are substantially comprised of brand names purchased through the Nabisco acquisition.  Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements.  Pre-tax amortization expense for intangible assets was $11 million, $9 million and $7 million for the years ended December 31, 2004, 2003 and 2002, respectively.  Amortization expense for each of the next five years is currently estimated to be $12 million or less.

The movement in goodwill and gross carrying amount of intangible assets is as follows:

	2004		2003
	Goodwill	Intangible Assets	Goodwill	Intangible Assets
	(in millions)

Balance at January 1	$25,402	$11,516	$24,911	$11,539
Changes due to:
Acquisitions	57	71	49	30
Reclassification to assets held for sale	(814)	(485)
Currency	495	(7)	520	(40)
Intangible asset impairment		(29)
Other	37	(381)	(78)	(13)
Balance at December 31	$25,177	$10,685	$25,402	$11,516

Other, above, includes the reclassification to goodwill of certain amounts previously classified as indefinite life intangible assets, as well as tax adjustments related to the Nabisco acquisition.

Environmental costs:

The Company is subject to laws and regulations relating to the protection of the environment.  The Company provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated.  Such accruals are adjusted as new information develops or circumstances change.

While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Foreign currency translation:

The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period.  Currency translation adjustments are recorded as a component of shareholders’ equity.  Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees:

Effective January 1, 2003, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002.  In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities initiated or modified after December 31, 2002.  The Company has applied the recognition provisions of Interpretation No. 45 to guarantee activity initiated after December 31, 2002.  Adoption of Interpretation No. 45 as of January 1, 2003 did not have a material impact on the Company’s consolidated financial statements.  See Note 18.  Contingencies for a further discussion of guarantees.

Hedging instruments:

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities.  Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction.  Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item.  Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets:

The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company performs undiscounted operating cash flow analyses to determine if an impairment exists.  For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable.  If an impairment is determined to exist, any related impairment loss is calculated based on fair value.  Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc.  Income taxes are generally computed on a separate company basis.  To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group, Inc.’s consolidated federal income tax return, the benefit is recognized in the calculation of the Company’s provision for income taxes.  Based on the Company’s current estimate, this benefit is calculated to be approximately $70 million, $100 million and $240 million for the years ended December 31, 2004, 2003 and 2002, respectively.  The Company makes payments to, or is reimbursed by, Altria Group, Inc. for the tax effects resulting from its inclusion in Altria Group, Inc.’s consolidated federal income tax return.  Significant judgment is required in determining income tax provisions and in evaluating tax positions.  The Company establishes additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities.  The Company adjusts these additional accruals in light of changing facts and circumstances.  The consolidated tax provision includes the impact of changes to accruals that are considered appropriate, as well as the related net interest.

Inventories:

Inventories are stated at the lower of cost or market.  The last-in, first-out (“LIFO”) method is used to cost a majority of domestic inventories.  The cost of other inventories is principally determined by the average cost method.

In 2004, the FASB issued SFAS No. 151, “Inventory Costs.”  SFAS No. 151 requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges.  In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility.  The Company is required to adopt the provisions of SFAS No. 151 prospectively after January 1, 2006, but the effect of adoption is not expected to have a material impact on its consolidated results of operations, financial position or cash flows.

Marketing costs:

The Company promotes its products with advertising, consumer incentives and trade promotions.  Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume- based incentives.  Advertising costs are expensed as incurred.  Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.  For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year.

Revenue recognition:

The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers.  Shipping and handling costs are classified as part of cost of sales.

Software costs:

The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use.  Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation:

The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” which has not resulted in compensation cost for stock options.  The market value at date of grant of restricted stock and rights to receive shares of stock is recorded as compensation expense over the period of restriction.

At December 31, 2004, the Company had stock-based employee compensation plans, which are described more fully in Note 11. Stock Plans.  The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related

Interpretations in accounting for stock options within those plans.  No compensation expense for employee stock options is reflected in net earnings, as all stock options granted under those plans had an exercise price equal to the market value of the common stock on the date of grant.  Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights to receive shares of stock of $106 million, $57 million and $4 million for the years ended December 31, 2004, 2003 and 2002, respectively.  The following table illustrates the effect on net earnings and earnings per share (“EPS”) if the Company had applied the fair value recognition provisions of SFAS No. 123 to measure stock-based compensation expense for outstanding stock option awards for the years ended December 31, 2004, 2003 and 2002 (in millions, except per share data):

	2004	2003	2002
Net earnings, as reported	$2,665	$3,476	$3,394
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	7	12	78
Pro forma net earnings	$2,658	$3,464	$3,316

Earnings per share:
Basic - as reported	$1.56	$2.01	$1.96
Basic - pro forma	$1.56	$2.01	$1.91

Diluted - as reported	$1.55	$2.01	$1.96
Diluted - pro forma	$1.55	$2.00	$1.91

In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value.  The Company will adopt this new standard prospectively on July 1, 2005, and does not expect the adoption of SFAS No. 123R to have a material impact on its 2005 consolidated financial position, results of operations or cash flows.

Note 3.  Asset Impairment, Exit and Implementation Costs:

Restructuring Program:

In January 2004, the Company announced a three-year restructuring program with the objectives of leveraging the Company’s global scale, realigning and lowering its cost structure, and optimizing capacity utilization.  As part of this program, the Company anticipates the closing or sale of up to twenty plants and the elimination of approximately six thousand positions.  From 2004 through 2006, the Company expects to incur up to $1.2 billion in pre-tax charges, reflecting asset disposals, severance and other implementation costs, including $641 million incurred in 2004.  Approximately one-half of the pre-tax charges are expected to require cash payments.

Restructuring Costs:

During 2004, pre-tax charges under the restructuring program of $583 million were recorded as asset impairment and exit costs on the consolidated statement of earnings.  These charges resulted from the 2004 announcement of the closing of thirteen plants, the termination of co-manufacturing agreements and the commencement of a number of workforce reduction programs.  Approximately $216 million of the pre-tax charges incurred in 2004 will require cash payments.

Pre-tax restructuring liability activity for the year ended December 31, 2004, was as follows:

	Severance	Asset Write-downs	Other	Total
	(in millions)
Liability balance, January 1, 2004	$—	$—	$—	$—
Charges	176	363	44	583
Cash spent	(84)		(26)	(110)
Charges against assets	(5)	(363)		(368)
Currency	4		1	5
Liability balance, December 31, 2004	$91	$—	$19	$110

Severance costs in the above schedule, which relate to the workforce reduction programs, include the cost of related benefits.  Specific programs announced during 2004, as part of the overall restructuring program, will result in the elimination of approximately 3,500 positions.  Asset write-downs relate to the impairment of assets caused by the plant closings.  Other costs incurred relate primarily to contract termination costs associated with the plant closings and the termination of co-manufacturing agreements.

Implementation Costs:

During 2004, the Company recorded $58 million of pre-tax implementation costs associated with the restructuring program, of which $7 million was recorded as a reduction of net revenues, $30 million was recorded in cost of sales, $13 million was recorded in marketing, administration and research costs, and $8 million related to the sugar confectionery business was recorded in loss from discontinued operations, on the consolidated statement of earnings.  These costs include the discontinuance of certain product lines and incremental costs related to the integration of functions and closure of facilities.  Approximately $36 million of these costs will require cash payments.

Asset Impairment Charges:

During 2004, the Company completed its annual review of goodwill and intangible assets.  This review resulted in a $29 million non-cash pre-tax charge related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico.  A portion of this charge, $17 million, relates to the sugar confectionery business and has been recorded in loss from discontinued operations on the consolidated statement of earnings.  The remaining charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

In November 2004, the Company completed a valuation of its equity investment in a joint venture in Turkey following the determination that a non-temporary decline in value had occurred.  This valuation resulted in a $47 million non-cash pre-tax charge.  This charge was recorded as marketing, administration and research costs on the consolidated statement of earnings.

On November 15, 2004, the Company announced the sale of substantially all of its sugar confectionery business for approximately $1.5 billion.  As a result of the anticipated transaction, which is expected to close in the second quarter of 2005, the Company recorded non-cash asset impairments totaling $107 million.  This charge was included in loss from discontinued operations on the consolidated statement of earnings.

In December 2004, the Company announced the sale of its yogurt business for approximately $59 million.  As a result of the anticipated transaction, which is expected to close in the first quarter of 2005, the Company recorded asset impairments totaling $8 million.  This charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

Total:

The pre-tax asset impairment, exit and implementation costs discussed above, for the year ended December 31, 2004, were included in the operating companies income of the following segments:

	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Equity Impairment and Implementation Costs	Total
	(in millions)

U.S. Beverages	$9	$—	$9	$4	$13
U.S. Cheese, Canada & North America Foodservice	103	8	111	8	119
U.S. Convenient Meals	41		41	4	45
U.S. Grocery	8		8	6	14
U.S. Snacks & Cereals	222		222	18	240
Europe, Middle East & Africa	180		180	56	236
Latin America & Asia Pacific	20	12	32	1	33
Total – Continuing Operations	583	20	603	97	700
Discontinued Operations		124	124	8	132
Total	$583	$144	$727	$105	$832

Other:

During 2003, the Company recorded a pre-tax charge of $6 million for asset impairment and exit costs related to the closure of a Nordic snacks plant.  During 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances under a voluntary retirement program.  Approximately 700 employees elected to retire or terminate employment under the program.  These charges were included in the operating companies income of the following segments for the years ended December 31, 2003 and 2002:

	2003	2002
	(in millions)

U.S. Beverages		$27
U.S. Cheese, Canada & North America Foodservice		43
U.S. Convenient Meals		36
U.S. Grocery		20
U.S. Snacks & Cereals		9
Europe, Middle East & Africa	$6	5
Latin America & Asia Pacific		2
Asset impairment and exit costs	$6	$142

Note 4.  Related Party Transactions:

Altria Group, Inc.’s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology, aviation and tax services.  Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $310 million, $318 million and $327 million for the years ended December 31, 2004, 2003 and 2002, respectively.  These costs were paid to Altria Corporate Services, Inc. monthly.  Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided.  The cost and nature of the services are reviewed annually by the Company’s Audit Committee, which is comprised of independent directors.  The effects of these transactions are included in operating cash flows in the Company’s consolidated statements of cash flows.

In December 2004, the Company purchased two corporate aircraft from Altria Corporate Services, Inc. for an aggregate purchase price of approximately $47 million.  The Company also entered into an Aircraft Management Agreement with Altria Corporate Services, Inc. in December 2004, pursuant to which Altria Corporate Services, Inc. agreed to perform aircraft management, pilot services, maintenance and other aviation services for the Company.

During 2004, Altria Corporate Services, Inc. provided to the Company certain financial services, including payroll and accounts payable processing, at a cost of approximately $25 million, which was included in the $310 million charge shown above.  Beginning in 2005, the Company will perform these functions for itself at a similar cost.

At December 31, 2004 and 2003, the Company had short-term amounts payable to Altria Group, Inc. of $227 million and $543 million, respectively.   Interest on these borrowings is based on the applicable London Interbank Offered Rate.

The fair values of the Company’s short-term amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

Note 5.  Divestitures:

Discontinued Operations:

On November 15, 2004, the Company announced the sale of substantially all of its sugar confectionery business for approximately $1.5 billion.  The proposed sale includes the Life Savers, Creme Savers, Altoids, Trolli and Sugus brands. The transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 2005.  The Company has reflected the results of its sugar confectionery business as discontinued operations on the consolidated statements of earnings for all years presented.  Pursuant to the sugar confectionery sale agreement, the Company has agreed to provide certain transition and supply services to the buyer.  These service arrangements are primarily for terms of one year or less, with the exception of one supply arrangement with a term of not more than three years.  The expected cash flow from this supply arrangement is not significant.

Summary results of operations for the sugar confectionery business were as follows:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)

Net revenues	$477	$512	$475

Earnings before income taxes	$103	$151	$153
Impairment loss on assets of discontinued operations held for sale	(107)
Provision for income taxes		54	56
(Loss) earnings from discontinued operations, net of income taxes	$(4)	$97	$97

In addition, the Company expects additional tax expense of approximately $270 million to be recorded as a loss on sale of discontinued operations in 2005.  In accordance with the provisions of SFAS No. 109, the tax expense will be recorded when the transaction is consummated.

The assets of the sugar confectionery business, which were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004, were as follows (in millions):

Inventories	$65
Property, plant and equipment, net	201
Goodwill	814
Other intangible assets, net	485
Impairment loss on assets of discontinued operations held for sale	(107)
Assets of discontinued operations held for sale	$1,458

Other:

During 2004, the Company sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway.  The aggregate proceeds received from the sale of these businesses were $18 million, on which pre-tax losses of $3 million were recorded.  In December 2004, the Company announced the sale of its U.K. desserts business for approximately $135 million, which is expected to result in an estimated gain of $0.04 per share.  The transaction, which is subject to required approvals, is expected to close in the first quarter of 2005, following completion of necessary employee consultation requirements.  The Company also announced in December 2004, the sale of its yogurt business for approximately $59 million, which is expected to result in an after-tax loss of approximately $12 million ($5 million in 2004, with the remainder at closing).  The transaction, which is also subject to regulatory approval, is expected to be completed in the first quarter of 2005.

During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from sales of businesses were $96 million, on which the Company recorded pre-tax gains of $31 million.

During 2002, the Company sold several small North American food businesses, some of which had been previously classified as businesses held for sale arising from the acquisition of Nabisco.  The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from the Company’s consolidated statements of earnings, and no gain or loss was recognized on these sales.  In addition, the Company sold its Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million.  The aggregate proceeds received from sales of businesses were $219 million, on which the Company recorded pre-tax gains of $80 million.

The operating results of the other businesses sold, discussed above, were not material to the Company’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 6.  Acquisitions:

During 2004, the Company acquired a U.S.-based beverage business for a total cost of $137 million.

During 2003, the Company acquired a biscuits business in Egypt and trademarks associated with a small U.S.-based natural foods business.  The total cost of these and other smaller acquisitions was $98 million.

During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia.  The total cost of these and other smaller acquisitions was $122 million.

The effects of these acquisitions were not material to the Company’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 7.  Inventories:

The cost of approximately 37% and 39% of inventories in 2004 and 2003, respectively, was determined using the LIFO method.  The stated LIFO amounts of inventories were approximately $81 million and $155 million higher than the current cost of inventories at December 31, 2004 and 2003, respectively.

Note 8.  Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2004 and 2003, the Company had short-term borrowings of $1,818 million and $2,453 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 2.4% and 1.4%, respectively.  Of these amounts, the Company reclassified $1,900 million at December 31, 2003, of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings on a long-term basis.

The fair values of the Company’s short-term borrowings at December 31, 2004 and 2003, based upon current market interest rates, approximate the amounts disclosed above.

Following a $10.1 billion judgment on March 21, 2003, against Altria Group, Inc.’s domestic tobacco subsidiary, Philip Morris USA Inc., the three major credit rating agencies took a series of ratings actions resulting in the lowering of the Company’s short-term and long-term debt ratings, despite the fact the Company is neither a party to, nor has exposure to, this litigation.  The Company’s credit ratings by Moody’s at December 31, 2004, were “P-2” for short-term debt and “A3” for long-term-debt, with stable outlook.  The Company’s credit ratings by Standard & Poor’s at December 31, 2004 were “A-2” for short-term debt and “BBB+” for long-term debt, with stable outlook.  The Company’s credit ratings by Fitch Rating Services at December 31, 2004 were “F-2” for short-term debt and “BBB+” for long-term debt, with stable outlook.  None of the Company’s debt agreements requires accelerated repayment in the event of a decrease in credit ratings.

The Company maintains revolving credit facilities that have historically been used to support the issuance of commercial paper.  The 364-day revolving credit facility expires in July 2005, although it contains a provision allowing the Company to extend the maturity of outstanding borrowings for up to one additional year.  At December 31, 2004, credit lines for the Company and the related activity were as follows (in billions of dollars):

Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding

364-day (expires July 2005)	$2.5	$—	$—
Multi-year (expires July 2006)	2.0		1.7
	$4.5	$—	$1.7

The Company’s revolving credit facilities, which are for its sole use, require the maintenance of a minimum net worth of $18.2 billion.  At December 31, 2004, the Company’s net worth was $29.9 billion.  The Company expects to continue to meet this covenant.  The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

In addition to the above, certain international subsidiaries of Kraft maintain uncommitted credit lines to meet the short-term working capital needs of the international businesses.  These credit lines, which amounted to approximately $600 million as of December 31, 2004, are for the sole use of the Company’s international businesses.  Borrowings on these lines amounted to approximately $150 million and $220 million at December 31, 2004 and 2003, respectively.

Note 9.  Long-Term Debt:

At December 31, 2004 and 2003, the Company’s long-term debt consisted of the following:

	2004	2003
	(in millions)
Short-term borrowings, reclassified as long-term debt	$—	$1,900
Notes, 4.00% to 7.55% (average effective rate 5.57%), due through 2031	10,259	10,256
7% Debenture (effective rate 11.32%), $200 million face amount, due 2011	161	157
Foreign currency obligations	15	16
Other	38	37
	10,473	12,366
Less current portion of long-term debt	(750)	(775)
	$9,723	$11,591

Aggregate maturities of long-term debt are as follows (in millions):

2005	$750
2006	1,260
2007	1,403
2008	704
2009	752
2010-2014	4,504
Thereafter	1,140

Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company’s long-term debt, including the current portion of long-term debt, was $11,017 million and $12,873 million at December 31, 2004 and 2003, respectively.

Note 10.  Capital Stock:

The Company’s articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock.  Shares of Class A common stock issued, repurchased and outstanding were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding

Balance at January 1, 2002	555,000,000	—	555,000,000

Repurchase of shares		(4,383,150)	(4,383,150)
Exercise of stock options		2,000	2,000

Balance at December 31, 2002	555,000,000	(4,381,150)	550,618,850

Repurchase of shares		(12,508,908)	(12,508,908)
Exercise of stock options and issuance of other stock awards		3,827,182	3,827,182

Balance at December 31, 2003	555,000,000	(13,062,876)	541,937,124

Repurchase of shares		(21,543,660)	(21,543,660)
Exercise of stock options and issuance of other stock awards		4,961,610	4,961,610

Balance at December 31, 2004	555,000,000	(29,644,926)	525,355,074

Kraft repurchases its Class A common stock in open market transactions.  On December 14, 2004, Kraft completed a multi-year $700 million Class A common stock repurchase program, acquiring 21,718,847 Class A shares at an average price of $32.23 per share.  During 2004, repurchases under the $700 million program were 20,135,247 shares at a cost of $650 million, or $32.28 per share.  On December 14, 2004, the Company commenced repurchasing shares under a new $1.5 billion Class A common stock repurchase program that was authorized by the Board of Directors on December 2, 2004.  Through December 31, 2004, repurchases under the $1.5 billion program were 1,408,413 shares at a cost of $50 million, or $35.49 per share.  On December 3, 2003, Kraft completed a $500 million Class A common stock repurchase program, acquiring 15,308,458 Class A shares at an average price of $32.66 per share.

In addition, 1.18 billion Class B common shares were issued and outstanding at December 31, 2004 and 2003.  Altria Group, Inc. holds 276.5 million Class A common shares and all of the Class B common shares at December 31, 2004.  There are no preferred shares issued and outstanding.  Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each.  Therefore, Altria Group, Inc. holds 98.0% of the combined voting power of the Company’s outstanding capital stock at December 31, 2004.  At December 31, 2004, 66,663,515 shares of common stock were reserved for stock options and other stock awards.

Note 11.  Stock Plans:

Under the 2001 Kraft Performance Incentive Plan (the “2001 Plan”), the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company’s Class A common stock, as well as performance-based annual and long-term incentive awards.  A maximum of 75 million shares of the Company’s Class A common stock may be issued under the 2001 Plan.  In addition, the Company may grant up to 500,000 shares of Class A common stock to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries, under the Kraft Directors Plan (the “2001 Directors Plan”).  Shares available to be granted under the 2001 Plan and the 2001 Directors Plan at December 31, 2004, were 46,707,241 and 458,633, respectively.

The Company applies the intrinsic value-based methodology in accounting for the various stock plans.  Accordingly, no compensation expense has been recognized other than for restricted stock awards.  In December 2004, the FASB issued SFAS No. 123R, which requires companies to measure compensation cost for share-based payments at fair value.  The Company will adopt this new standard prospectively on July 1, 2005.

Stock option activity was as follows for the years ended December 31, 2002, 2003 and 2004:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable

Balance at January 1, 2002	20,770,302	31.00	—

Options granted	14,030	37.10
Options exercised	(2,000)	31.00
Options canceled	(1,490,660)	31.00

Balance at December 31, 2002	19,291,672	31.00	696,615

Options exercised	(346,868)	31.00
Options canceled	(663,027)	31.00

Balance at December 31, 2003	18,281,777	31.00	17,032,740

Options exercised	(1,405,312)	31.00
Options canceled	(687,601)	31.00

Balance at December 31, 2004	16,188,864	31.00	15,190,716

The following table summarizes the status of the Company’s stock options outstanding and exercisable as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$ 30.54 – $39.51	16,188,864	6 years	$31.00	15,190,716	$31.00

Prior to the IPO, certain employees of the Company participated in Altria Group, Inc.’s stock compensation plans.  Altria Group, Inc. does not intend to issue additional Altria Group, Inc. stock compensation to the Company’s employees, except for reloads of previously issued options.  Altria Group, Inc. accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” which did not result in compensation cost for stock options.

The Company’s employees held options to purchase the following number of shares of Altria Group, Inc. stock at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$21.34 – $24.94	5,703,625	5 years	$21.78	5,703,625	$21.78
33.58 – 50.15	23,114,933	4	42.01	22,807,944	41.94
50.43 – 60.69	668,591	4	54.34	521,451	53.92
	29,487,149		38.38	29,033,020	38.19

At December 31, 2003 and 2002, the Company’s employees held options to purchase the following number of shares of Altria Group, Inc. stock: 39,241,651 shares at an average exercise price of $37.25 per share at December 31, 2003; and 46,615,162 shares at an average exercise price of $35.78 per share at December 31, 2002.  Of these amounts, the following were exercisable at each date: 39,025,325 at an average exercise price of $37.19 per share at December 31, 2003; and 46,231,629 at an average exercise price of $35.69 per share at December 31, 2002.

Had compensation cost for stock option awards under the Kraft plans and Altria Group, Inc. plans been determined by using the fair value at the grant date, the Company’s net earnings and basic and diluted EPS would have been $2,658 million, $1.56 and $1.55, respectively, for the year ended December 31, 2004; $3,464 million, $2.01 and $2.00, respectively, for the year ended December 31, 2003; and $3,316 million, $1.91 and $1.91, respectively, for the year ended December 31, 2002.  The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

	Risk-Free Interest Rate	Weighted Average Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2004 Altria Group, Inc.	2.99%	4 years	36.63%	5.39%	$10.30
2003 Altria Group, Inc.	2.68	4	37.61	6.04	8.76
2002 Kraft	4.27	5	28.72	1.41	10.65
2002 Altria Group, Inc.	3.44	5	33.57	4.96	10.02

The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights.  Such shares and rights are subject to forfeiture if certain employment conditions are not met.  During 2004 and 2003, the Company granted approximately 4.1 million and 3.7 million restricted Class A shares, respectively, to eligible U.S.-based employees, and during 2004 and 2003, also issued to eligible non-U.S. employees rights to receive approximately 1.9 million and 1.6 million Class A equivalent shares, respectively.  The market value per restricted share or right was $32.23 and $36.56 on the dates of the 2004 and 2003 grants, respectively.  At December 31, 2004, restrictions on these shares and rights, net of forfeitures, lapse as follows:  2005 – 13,719 shares; 2006 – 4,520,120 shares; 2007 – 5,532,500 shares; 2009 – 150,000 shares; and 2012 – 100,000 shares.

The fair value of the shares of restricted stock and rights to receive shares of stock at the date of grant is amortized to expense ratably over the restriction period.  The Company recorded compensation expense related to the restricted stock and rights of $106 million and $57 million for the years ended December 31, 2004 and 2003, respectively.  The unamortized portion, which is reported on the consolidated balance sheets as a reduction of earnings reinvested in the business, was $190 million and $129 million at December 31, 2004 and 2003, respectively.

Note 12.  Earnings Per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)

Earnings from continuing operations	$2,669	$3,379	$3,297
(Loss) earnings from discontinued operations	(4)	97	97

Net earnings	$2,665	$3,476	$3,394

Weighted average shares for basic EPS	1,709	1,727	1,734

Plus incremental shares from assumed conversions:
Restricted stock and stock rights	5	1
Stock options			2

Weighted average shares for diluted EPS	1,714	1,728	1,736

For the 2003 computation, 18 million Class A common stock options were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive.

Note 13.  Income Taxes:

Earnings from continuing operations before income taxes and minority interest, and provision for income taxes consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in millions)

Earnings from continuing operations before income taxes and minority interest:
United States	$2,616	$3,574	$3,550
Outside United States	1,330	1,621	1,564
Total	$3,946	$5,195	$5,114

Provision for income taxes:
United States federal:
Current	$675	$967	$777
Deferred	69	153	265
	744	1,120	1,042
State and local	112	145	133
Total United States	856	1,265	1,175

Outside United States:
Current	403	456	625
Deferred	15	91	13
Total outside United States	418	547	638
Total provision for income taxes	$1,274	$1,812	$1,813

The (loss) earnings from discontinued operations for the year ended December 31, 2004 included a deferred income tax benefit of $43 million.  The Company also anticipates additional tax expense of approximately $270 million in 2005, once the sale of its sugar confectionery business has been consummated.

At December 31, 2004, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $3.8 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.

On October 22, 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law.  The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated.  The Company may elect to apply this provision to qualifying earnings repatriations in 2005 and is conducting analyses of its effects. The U.S. Treasury Department recently provided additional clarifying language on key elements of the provision, which is under consideration as part of the Company’s evaluation.  The Company expects to complete its evaluation of the effects of the repatriation provision within a reasonable period of time.  The Company does not expect the repatriation provisions of the Jobs Act to have a significant impact on its consolidated results of operations or its consolidated cash flows.

The Jobs Act also provides tax relief to U.S. domestic manufacturers by providing a tax deduction up to 9% of the lesser of “qualified production activities income” or taxable income.  In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”).  FSP 109-1 requires companies to account for this deduction as a “special deduction” rather than a rate reduction, in accordance with SFAS No. 109, and therefore, the Company will recognize these benefits, which are not expected to be significant, in the year earned.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1.8	1.8	1.7
Reversal of taxes no longer required	(2.9)
Other	(1.6)	(1.9)	(1.2)
Effective tax rate	32.3%	34.9%	35.5%

The tax provision in 2004 includes an $81 million favorable resolution of an outstanding tax item, the majority of which occurred in the third quarter of 2004, and the reversal of $35 million of tax accruals that are no longer required due to tax events that occurred during the first quarter of 2004.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2004 and 2003:

	2004	2003
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$823	$809
Other	390	392
Total deferred income tax assets	1,213	1,201

Deferred income tax liabilities:
Trade names	(3,545)	(3,839)
Property, plant and equipment	(1,751)	(1,636)
Prepaid pension costs	(1,018)	(901)
Total deferred income tax liabilities	(6,314)	(6,376)

Net deferred income tax liabilities	$(5,101)	$(5,175)

Note 14.  Segment Reporting:

The Company manufactures and markets packaged food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products.  Kraft manages and reports operating results through two units, Kraft North America Commercial and Kraft International Commercial.  Reportable segments for Kraft North America Commercial are organized and managed principally by product category.  Kraft International Commercial’s operations are organized and managed by geographic location.

During January 2004, the Company announced a new global organizational structure, which resulted in new segments.  During the fourth quarter of 2004, following the sale of its sugar confectionery business, as discussed in Note 5. Divestitures, the Company realigned its North American segments.  Kraft North America Commercial’s new segments are U.S. Beverages; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; U.S. Grocery; and U.S. Snacks & Cereals.  Kraft International Commercial’s segments are Europe, Middle East & Africa; and Latin America & Asia Pacific.  The new segment structure in North America reflects a shift of certain divisions and brands between segments to more closely align these businesses to consumer sectors, to provide more focus on the separate beverage and grocery businesses, and to benefit from synergies in grain based products.  Historical data have been restated to reflect the new segment structure.

The Company’s management uses operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze the business performance and trends of the various business segments.  Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are not included in the measure of segment profitability reviewed by management.  The Company’s assets, which are principally in the United States and Europe, are managed geographically.  The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)
Net revenues:
U.S. Beverages	$2,555	$2,433	$2,338
U.S. Cheese, Canada & North America Foodservice	7,420	6,716	6,399
U.S. Convenient Meals	4,250	4,058	3,974
U.S. Grocery	2,425	2,388	2,356
U.S. Snacks & Cereals	5,410	5,342	5,422
Europe, Middle East & Africa	7,522	7,014	6,174
Latin America & Asia Pacific	2,586	2,547	2,585
Net revenues	$32,168	$30,498	$29,248

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)
Earnings from continuing operations before income taxes and minority interest:
Operating companies income:
U.S. Beverages	$479	$630	$576
U.S. Cheese, Canada & North America Foodservice	989	1,271	1,255
U.S. Convenient Meals	771	817	783
U.S. Grocery	894	894	881
U.S. Snacks & Cereals	737	1,046	1,169
Europe, Middle East & Africa	683	1,002	953
Latin America & Asia Pacific	250	391	513
Amortization of intangibles	(11)	(9)	(7)
General corporate expenses	(180)	(182)	(162)
Operating income	4,612	5,860	5,961
Interest and other debt expense, net	(666)	(665)	(847)
Earnings from continuing operations before income taxes and minority interest	$3,946	$5,195	$5,114

The Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 14%, 12% and 12% of consolidated net revenues for 2004, 2003 and 2002, respectively.  These net revenues occurred primarily in the United States and were across all segments.

Net revenues by consumer sector, which include the separation of Canada and North America Foodservice into sector components, were as follows for the years ended December 31, 2004, 2003 and 2002:

	For the Year Ended December 31, 2004
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)

Consumer Sector:
Snacks	$5,106	$3,895	$9,001
Beverages	2,990	3,506	6,496
Cheese	4,762	1,455	6,217
Grocery	4,426	882	5,308
Convenient Meals	4,776	370	5,146
Total net revenues	$22,060	$10,108	$32,168

	For the Year Ended December 31, 2003
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)

Consumer Sector:
Snacks	$4,974	$3,630	$8,604
Beverages	2,823	3,338	6,161
Cheese	4,242	1,392	5,634
Grocery	4,346	839	5,185
Convenient Meals	4,552	362	4,914
Total net revenues	$20,937	$9,561	$30,498

	For the Year Ended December 31, 2002
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)

Consumer Sector:
Snacks	$5,052	$3,220	$8,272
Beverages	2,689	3,092	5,781
Cheese	4,132	1,294	5,426
Grocery	4,206	840	5,046
Convenient Meals	4,410	313	4,723
Total net revenues	$20,489	$8,759	$29,248

Items affecting the comparability of the Company’s continuing operating results were as follows:

•           Asset Impairment, Exit and Implementation Costs – As discussed in Note 3. Asset Impairment, Exit and Implementation Costs, the Company recorded asset impairment, exit and implementation costs of $700 million, $6 million and $142 million for the years ended December 31, 2004, 2003 and 2002, respectively.  See Note 3 for the breakdown of these pre-tax charges by segment.

•           Losses (Gains) on Sales of Businesses – During 2004, the Company sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway for aggregate pre-tax losses of $3 million.  During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy for aggregate pre-tax gains of $31 million.  During 2002, the Company sold its Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and several small food businesses, resulting in pre-tax gains of $11 million.  These pre-tax losses (gains) were included in the operating companies income of the following segments:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)

U.S. Grocery	$—	$—	$(8)
Europe, Middle East & Africa	(5)	(31)
Latin America & Asia Pacific	8		(72)
Losses (gains) on sales of businesses	$3	$(31)	$(80)

•           Integration Costs and a Loss on Sale of a Food Factory - During 2003, the Company reversed $13 million related to the previously recorded integration charges.  During 2002, the Company recorded pre-tax integration-related charges of $115 million to consolidate production lines in North America, close a Kraft facility and for other consolidation programs.  In addition, during 2002, the Company reversed $4 million related to the loss on sale of a food factory.  These items were included in the operating companies income of the following segments:

	For the Years Ended December 31,
	2003	2002
	(in millions)

U.S. Beverages	$(3)	$55
U.S. Cheese, Canada & North America Foodservice	(1)	7
U.S. Convenient Meals	(2)	27
U.S. Grocery	(7)	3
U.S. Snacks & Cereals		2
Latin America & Asia Pacific		17
Integration costs and a loss on sale of a food factory	$(13)	$111

See Notes 5 and 6, respectively, regarding divestitures and acquisitions.

	For the Years Ended December 31,
	2004	2003	2002
		(in millions)
Depreciation expense from continuing operations:
U.S. Beverages	$56	$57	$51
U.S. Cheese, Canada & North America Foodservice	169	154	140
U.S. Convenient Meals	90	83	79
U.S. Grocery	54	53	51
U.S. Snacks & Cereals	186	186	176
Europe, Middle East & Africa	252	221	164
Latin America & Asia Pacific	57	45	43
Total depreciation expense from continuing operations	864	799	704
Depreciation expense from discontinued operations	4	5	5
Total depreciation expense	$868	$804	$709

	For the Years Ended December 31,
	2004	2003	2002
		(in millions)

Capital expenditures from continuing operations:
U.S. Beverages	$84	$81	$95
U.S. Cheese, Canada & North America Foodservice	183	157	181
U.S. Convenient Meals	121	149	169
U.S. Grocery	48	59	70
U.S. Snacks & Cereals	177	221	204
Europe, Middle East & Africa	307	276	264
Latin America & Asia Pacific	82	126	146
Total capital expenditures from continuing operations	1,002	1,069	1,129
Capital expenditures from discontinued operations	4	16	55
Total capital expenditures	$1,006	$1,085	$1,184

Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill, other intangible assets, net and prepaid pension assets) were as follows:

	For the Years Ended December 31,
	2004	2003	2002
		(in millions)
Net revenues:
United States	$20,057	$19,087	$18,961
Europe	7,205	6,723	5,880
Other	4,906	4,688	4,407
Total net revenues	$32,168	$30,498	$29,248

Total assets:
United States	$44,293	$44,674	$44,406
Europe	10,872	10,114	8,738
Other	4,763	4,497	3,956
Total assets	$59,928	$59,285	$57,100

Long-lived assets:
United States	$5,998	$6,451	$6,382
Europe	3,010	2,757	2,432
Other	1,818	1,831	1,596
Total long-lived assets	$10,826	$11,039	$10,410

Note 15.  Benefit Plans:

In December 2003, the FASB issued a revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.”  In accordance with the pronouncement, the Company adopted the revised disclosure requirements of this pronouncement for its U.S. plans in 2003 and for its non-U.S. plans in 2004.

The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees.  Pension coverage for employees of the Company’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements.  In addition, the Company’s U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees.  Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

The plan assets and benefit obligations of the Company’s U.S. and Canadian pension plans are measured at December 31 of each year and all other non-U.S. pension plans are measured at September 30 of each year.  The benefit obligations of the Company’s postretirement plans are measured at December 31 of each year.

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of the Company’s pension plans at December 31, 2004 and 2003, were as follows:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
	(in millions)
Benefit obligation at January 1	$5,546	$5,245	$2,910	$2,317
Service cost	141	135	67	58
Interest cost	347	338	156	136
Benefits paid	(435)	(412)	(149)	(132)
Settlements	30	29
Actuarial losses	478	199	131	124
Currency			315	392
Other	6	12	42	15
Benefit obligation at December 31	6,113	5,546	3,472	2,910

Fair value of plan assets at January 1	5,802	4,965	1,866	1,337
Actual return on plan assets	639	1,038	203	204
Contributions	299	233	254	209
Benefits paid	(443)	(428)	(106)	(100)
Currency			218	216
Actuarial (losses) gains	(3)	(6)	10
Fair value of plan assets at December 31	6,294	5,802	2,445	1,866

Funded status (plan assets in excess of (less than) benefit obligations) at December 31	181	256	(1,027)	(1,044)
Unrecognized actuarial losses	2,617	2,292	1,029	848
Unrecognized prior service cost	26	23	54	55
Additional minimum liability	(67)	(85)	(416)	(367)
Unrecognized net transition obligation			7	7
Net prepaid pension asset (liability) recognized	$2,757	$2,486	$(353)	$(501)

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $2,404 million and $1,985 million at December 31, 2004 and 2003, respectively.  These amounts were recognized in the Company’s consolidated balance sheets at December 31, 2004 and 2003, as prepaid pension assets of $3,569 million and $3,243 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1,165 million and $1,258 million, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2004 and 2003 was as follows:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
	(in millions)
Decrease (increase) in minimum liability included in other comprehensive earnings (losses), net of tax	$14	$(9)	$(36)	$(59)

The accumulated benefit obligation for the U.S. pension plans was $5,327 million and $4,898 million at December 31, 2004 and 2003, respectively.  The accumulated benefit obligation for the non-U.S. pension plans was $3,251 million and $2,708 million at December 31, 2004 and 2003, respectively.

At December 31, 2004 and 2003, certain of the Company’s U.S. pension plans were underfunded, with projected benefit obligations, accumulated benefit obligations and the fair value of plan assets of $260 million, $188 million and $11 million, respectively, in 2004, and $261 million, $208 million and $14 million, respectively, in 2003.  The majority of these relate to plans for salaried employees that cannot be funded under IRS regulations.  For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $2,012 million, $1,877 million and $950 million, respectively, as of December 31, 2004, and $1,648 million, $1,532 million and $588 million, respectively, as of December 31, 2003.

The following weighted-average assumptions were used to determine the Company’s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	5.18%	5.41%
Rate of compensation increase	4.00	4.00	3.11	3.11

Components of Net Periodic Benefit Cost

Net periodic pension cost (income) consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	U.S. Plans			Non-U.S. Plans
	2004	2003	2002	2004	2003	2002
			(in millions)

Service cost	$141	$135	$120	$67	$58	$49
Interest cost	347	338	339	156	136	120
Expected return on plan assets	(575)	(587)	(631)	(178)	(146)	(134)
Amortization:
Unrecognized net loss from experience differences	89	15	8	32	18	5
Prior service cost	3	2	1	9	8	7
Other expense	41	51	130	7
Net pension cost (income)	$46	$(46)	$(33)	$93	$74	$47

Retiring employees elected lump-sum payments, resulting in settlement losses of $41 million, $51 million and $21 million in 2004, 2003 and 2002, respectively.  In addition, during 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001.  This resulted in special termination benefits and curtailment and settlement losses of $109 million in 2002.  In 2004, a non-U.S. plant closure and early retirement benefits resulted in curtailment and settlement losses of $7 million.

The following weighted-average assumptions were used to determine the Company’s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.50%	7.00%	5.41%	5.56%	5.80%
Expected rate of return on plan assets	9.00	9.00	9.00	8.31	8.41	8.49
Rate of compensation increase	4.00	4.00	4.50	3.11	3.12	3.36

The Company’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.  The Company has reduced this assumption to 8% in determining its U.S. plans pension expense for 2005.  In 2005, the discount rate used to determine the Company’s net pension cost for its U.S. plans will be 5.75% and the rate of compensation increase for its U.S. plans will be 4.00%.

Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees.  The Company’s contributions and costs are determined by the matching of employee contributions, as defined by the plans.  Amounts charged to expense for defined contribution plans totaled $92 million, $84 million and $64 million in 2004, 2003 and 2002, respectively.

Plan Assets

The percentage of fair value of pension plan assets at December 31, 2004 and 2003, was as follows:

	U.S. Plans		Non - U.S. Plans
Asset Category	2004	2003	2004	2003
Equity securities	73%	70%	60%	56%
Debt securities	26	26	35	37
Real estate		1	3	4
Other	1	3	2	3
Total	100%	100%	100%	100%

The Company’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term.  Accordingly, the composition of the Company’s U.S. plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities.  The strategy utilizes indexed U.S. equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country.  These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans.  In aggregate, the actual asset allocations of the non-U.S. plans are virtually identical to their respective asset policy targets.

The Company attempts to mitigate investment risk by rebalancing between equity and debt asset classes as the Company’s contributions and monthly benefit payments are made.

The Company presently plans to make contributions, to the extent that they are tax deductible, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans.  Currently, the Company anticipates making contributions of approximately $250 million in 2005 to its U.S. plans and approximately $90 million in 2005 to its non-U.S. plans, based on current tax law.  However, these estimates are subject to change as a result of changes in tax law, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or significant changes in interest rates.

The estimated future benefit payments from the Company’s pension plans at December 31, 2004, were as follows:

	U.S. Plans	Non - U.S. Plans
	(in millions)
2005	$390	$160
2006	385	162
2007	380	166
2008	377	170
2009	387	175
2010-2014	2,355	941

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in millions)

Service cost	$43	$41	$32
Interest cost	173	173	168
Amortization:
Unrecognized net loss from experience differences	46	40	21
Unrecognized prior service cost	(25)	(25)	(20)
Other expense			16
Net postretirement health care costs	$237	$229	$217

During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001.  This resulted in curtailment losses of $16 million in 2002, which are included in other expense above.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”).  The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”).  FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

The Company adopted FSP 106-2 in the third quarter of 2004.  The impact of adoption for 2004 was a reduction of pre-tax net postretirement health care costs and an increase in net earnings of $24 million, which is included above as a reduction of $3 million in service cost, $10 million in interest cost and $11 million in amortization of unrecognized net loss from experience differences.  In addition, as of July 1, 2004, the Company reduced its accumulated postretirement benefit obligation for the subsidy related to benefits attributed to past service by $315 million and decreased its unrecognized actuarial losses by the same amount.

The following weighted-average assumptions were used to determine the Company’s net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.50%	7.00%	6.50%	6.75%	6.75%
Health care cost trend rate	10.00	8.00	6.20	8.00	7.00	8.00

In 2005, the discount rate used to determine the Company’s net postretirement cost will be 5.75% and the health care cost trend rate will be 8.00% for its U.S. plans and 9.50% for its Canadian plans.

The Company’s postretirement health care plans are not funded.  The changes in the accumulated benefit obligation and net amount accrued at December 31, 2004 and 2003, were as follows:

	2004	2003
	(in millions)

Accumulated postretirement benefit obligation at January 1	$2,955	$2,712
Service cost	43	41
Interest cost	173	173
Benefits paid	(239)	(189)
Plan amendments		(28)
Medicare Prescription Drug, Improvement and Modernization Act of 2003	(315)
Currency	10	18
Assumption changes	268	174
Actuarial losses	36	54
Accumulated postretirement benefit obligation at December 31	2,931	2,955

Unrecognized actuarial losses	(1,005)	(1,064)
Unrecognized prior service cost	178	202
Accrued postretirement health care costs	$2,104	$2,093

The current portion of the Company’s accrued postretirement health care costs of $217 million and $199 million at December 31, 2004 and 2003, respectively, are included in other accrued liabilities on the consolidated balance sheets.

The following weighted-average assumptions were used to determine the Company’s postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	5.75%	6.50%
Health care cost trend rate assumed for next year	8.00	10.00	9.50	8.00
Ultimate trend rate	5.00	5.00	6.00	5.00
Year that the rate reaches the ultimate trend rate	2008	2006	2012	2010

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2004:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost	12.5%	(10.2)%
Effect on postretirement benefit obligation	9.6	(8.1)

The Company’s estimated future benefit payments for its postretirement health care plans at December 31, 2004, were as follows:

	U.S. Plans	Canadian Plans
	(in millions)

2005	$210	$7
2006	190	7
2007	189	7
2008	186	8
2009	184	8
2010-2014	924	46

Postemployment Benefit Plans

Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees.  The cost of these plans is charged to expense over the working life of the covered employees.  Net postemployment costs consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in millions)

Service cost	$7	$10	$19
Amortization of unrecognized net gains	(7)	(5)	(7)
Other expense	167	1	23
Net postemployment costs	$167	$6	$35

As previously discussed in Note 3. Asset Impairment, Exit and Implementation Costs, the Company announced several workforce reduction programs during 2004 as part of the overall restructuring program.  The cost of these programs, $167 million, is included in other expense above.  During 2002, certain salaried employees in the United States left the Company under voluntary early retirement and integration programs.  These programs resulted in incremental postemployment costs of $23 million, which are included in other expense above.

The Company’s postemployment plans are not funded.  The changes in the benefit obligations of the plans at December 31, 2004 and 2003, were as follows:

	2004	2003
	(in millions)

Accumulated benefit obligation at January 1	$241	$295
Service cost	7	10
Restructuring program	167
Benefits paid	(135)	(106)
Actuarial (gains) losses	(28)	42
Accumulated benefit obligation at December 31	252	241
Unrecognized experience gains	74	56
Accrued postemployment costs	$326	$297

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2004 and 2003, assumed compensation cost increases of 4.0% in 2004 and 2003, and assumed benefits as defined in the respective plans.  Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 16.  Additional Information:

The amounts shown below are for continuing operations.

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)

Research and development expense	$388	$374	$354

Advertising expense	$1,258	$1,142	$1,111

Interest and other debt expense, net:
Interest (income) expense, Altria Group, Inc. and affiliates	$(2)	$31	$243
Interest expense, external debt	679	647	611
Interest income	(11)	(13)	(7)
	$666	$665	$847

Rent expense	$448	$450	$436

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2004, were as follows (in millions):

2005	$283
2006	221
2007	182
2008	132
2009	99
Thereafter	193
$1,110

Note 17. Financial Instruments:

Derivative financial instruments

The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures.  Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures.  The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes.  Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.  The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness.  Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur.  If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions.  Substantially all of the Company’s derivative financial instruments are effective as hedges.  The primary currencies to which the Company is exposed, based on the size and location of its businesses, include the euro, Swiss franc, British pound and Canadian dollar.  At December 31, 2004 and 2003, the Company had foreign exchange option and forward contracts with aggregate notional amounts of $2.9 billion and $2.5 billion, respectively.  The effective portion of unrealized gains and losses associated with forward and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company’s consolidated statement of earnings.

The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by its businesses.  Accordingly, the Company uses commodity forward contracts as cash flow hedges, primarily for coffee, cocoa, milk and cheese.  Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil.  In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133.  At December 31, 2004 and 2003, the Company had net long commodity positions of $443 million and $255 million, respectively.  Unrealized gains or losses on net commodity positions were immaterial at December 31, 2004 and 2003.  The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company’s consolidated statement of earnings when the related inventory is sold.

Ineffectiveness related to cash flow hedges was not material for the years ended December 31, 2004, 2003 and 2002.  At December 31, 2004, the Company was hedging forecasted transactions for periods not exceeding fifteen months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity.  Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged item.  Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2004, 2003 and 2002, as follows (in millions):

	2004	2003	2002

Gain (loss) as of January 1	$1	$13	$(18)

Derivative (gains) losses transferred to earnings	(1)	(17)	21

Change in fair value	6	5	10

Gain at December 31	$6	$1	$13

Credit exposure and credit risk

The Company is exposed to credit loss in the event of nonperformance by counterparties.  However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2004.

Fair value

The aggregate fair value, based on market quotes, of the Company’s third-party debt at December 31, 2004, was $12,835 million as compared with its carrying value of $12,291 million.  The aggregate fair value of the Company’s third-party debt at December 31, 2003, was $13,426 million as compared with its carrying value of $12,919 million.

See Notes 4, 8 and 9 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 18.  Contingencies:

Kraft and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought.  While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Third-Party Guarantees

At December 31, 2004, the Company’s third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $25 million.  Substantially all of these guarantees expire through 2013, with $1 million expiring during 2005.  The Company is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures.  The Company has a liability of $20 million on its consolidated balance sheet at December 31, 2004, relating to these guarantees.

Note 19.  Quarterly Financial Data (Unaudited):

	2004 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)

Net revenues	$7,575	$8,091	$7,718	$8,784

Gross profit	$2,899	$2,984	$2,865	$3,139

Earnings from continuing operations	$550	$676	$766	$677

Earnings (loss) from discontinued operations	10	22	13	(49)

Net earnings	$560	$698	$779	$628

Weighted average shares for diluted EPS	1,720	1,715	1,710	1,707

Per share data:

Basic EPS:
Continuing operations	$0.32	$0.40	$0.45	$0.40
Discontinued operations	0.01	0.01	0.01	(0.03)
Net earnings	$0.33	$0.41	$0.46	$0.37

Diluted EPS:
Continuing operations	$0.32	$0.40	$0.45	$0.40
Discontinued operations	0.01	0.01	0.01	(0.03)
Net earnings	$0.33	$0.41	$0.46	$0.37

Dividends declared	$0.18	$0.18	$0.205	$0.205

Market price – high	$34.70	$33.49	$32.55	$36.06
– low	$30.88	$29.68	$29.45	$30.99

	2003 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)

Net revenues	$7,235	$7,706	$7,350	$8,207

Gross profit	$2,958	$3,083	$2,868	$3,058

Earnings from continuing operations	$824	$918	$784	$853

Earnings from discontinued operations	24	31	26	16

Net earnings	$848	$949	$810	$869

Weighted average shares for diluted EPS	1,730	1,728	1,728	1,723

Per share data:

Basic EPS:
Continuing operations	$0.48	$0.53	$0.45	$0.49
Discontinued operations	0.01	0.02	0.02	0.01
Net earnings	$0.49	$0.55	$0.47	$0.50

Diluted EPS:
Continuing operations	$0.48	$0.53	$0.45	$0.49
Discontinued operations	0.01	0.02	0.02	0.01
Net earnings	$0.49	$0.55	$0.47	$0.50

Dividends declared	$0.15	$0.15	$0.18	$0.18

Market price – high	$39.40	$33.96	$32.79	$32.50
– low	$26.35	$27.76	$27.60	$28.50

Basic and diluted EPS are computed independently for each of the periods presented.  Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

During 2004 and 2003, the Company recorded the following pre-tax charges or (gains) in earnings from continuing operations:

	2004 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$291	$129	$44	$139

Losses (gains) on sales of businesses			8	(5)
	$291	$129	$52	$134

	2003 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs			$6

Integration costs				$(13)

Gains on sales of businesses			(23)	(8)
	$—	$—	$(17)	$(21)